                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           Investors Title Company
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

              (Logo) (register mark) Investors Title Company

          121 North Columbia Street, Chapel Hill, North Carolina 27514
                                 (919) 968-2200

    April 7, 1997

    Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders to be held in the Investors Title Building, 121 North Columbia Street, Chapel Hill, North Carolina on Tuesday, May 13, 1997, at 11:00 A.M.

        The Annual Meeting will begin with a review of the activities of the Company for the past year and a report on current operations during the first quarter of 1997, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE PROPOSALS.

        I URGE YOU TO REVIEW THE PROXY STATEMENT, SIGN AND DATE YOUR PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

        If you attend the meeting, you may, of course, choose to revoke your proxy and personally cast your vote.

                                                Cordially,

                                                /s/ J. Allen Fine

                                                J. Allen Fine
                                                President

              (Logo) (register mark) Investors Title Company

         121 North Columbia Street, Chapel Hill, North Carolina 27514
                                 (919) 968-2200

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 13, 1997

        The Annual Meeting of the Shareholders of Investors Title Company will be held at 121 North Columbia Street, Chapel Hill, North Carolina, on Tuesday, May 13, 1997 at 11:00 A.M. E.D.T., for the following purposes:

        (1) To elect three directors for three-year terms or until their successors are elected and qualified.

        (2) To consider and act upon a proposal to approve the 1997 Stock Option and Restricted Stock Plan.

        (3) To consider and act upon a proposal to ratify the selection of Deloitte & Touche LLP, Certified Public Accountants, by the Board of Directors, to audit the books and accounts of the Company for the calendar year ending December 31, 1997.

        (4) To consider any other business that may properly come before the meeting.

        The stock transfer books of the Company will not be closed but only shareholders of record of Common Stock of the Company at the close of business on March 28, 1997 are entitled to notice of and to vote at the meeting.

                                   By Order of the Board of Directors:

                                   /s/ L. Dawn Martin

                                   L. Dawn Martin
                                   Vice President and Assistant Secretary

IMPORTANT - YOUR PROXY IS ENCLOSED. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE. IT WILL ASSIST THE COMPANY IN KEEPING DOWN THE EXPENSES OF THE MEETING IF ALL SHAREHOLDERS WILL RETURN THEIR SIGNED PROXIES PROMPTLY. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND THE MEETING.

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 13, 1997

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Investors Title Company of proxies to be voted at the Annual Shareholders' Meeting to be held at 121 North Columbia Street, Chapel Hill, North Carolina, on May 13, 1997 at 11:00 A.M. E.D.T., and at all adjournments thereof. Shareholders of record at the close of business on March 28, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.

    PROXY SOLICITATION BY THE BOARD OF DIRECTORS. The solicitation of proxies will be by mail and is made on behalf of the Board of Directors and the cost of solicitation of proxies will be borne by the Company. Where requested, the Company will authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of shares or to request authority for the execution of the proxies and will reimburse the banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

    REVOCABILITY OF PROXY. Each proxy executed and returned by a shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

    VOTING SECURITIES. On March 28, 1997, the Company had a total of 2,855,744 shares of Common Stock outstanding, its only class of issued and outstanding capital stock. Of these shares, 2,766,739 shares are entitled to one vote per share and 89,005 shares are held by a subsidiary of the Company and, by State law, are not entitled to vote. A majority of the shares entitled to vote at the meeting, represented at the meeting in person or by proxy, will constitute a quorum.

    ANNUAL REPORT TO SHAREHOLDERS. An Annual Report of the Company for the calendar year 1996 including financial statements and auditors' opinion, along with this Proxy Statement and proxy form, are being first mailed to the Company's shareholders on or about April 7, 1997.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    During the year ended December 31, 1996, the Board of Directors held four meetings. All incumbent directors and nominees attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served.

    The Corporation's Board of Directors has a Compensation Committee, a Nominating Committee and an Audit Committee.

    In 1996, the Compensation Committee was composed of James R. Morton, Lillard
H. Mount and A. Scott Parker, Jr. The Committee is responsible for recommending to the Board of Directors the compensation and benefits to be paid to officers of the Company. The Compensation Committee met twice during 1996.

    In 1996, the Nominating Committee was composed of J. Allen Fine, James R. Morton, and Lillard H. Mount. A slate of nominees for directors to present to the shareholders is recommended by the Nominating Committee and determined by at least a majority vote of those directors whose terms do not expire during the year in which the election of directors will be made. The Committee will consider nominees recommended by the shareholders. Any shareholder wishing to make a recommendation regarding a nominee for election at the 1998 Annual Meeting should submit such recommendation to the Assistant Secretary, Investors Title Company, P.O. Drawer 2687, Chapel Hill, North Carolina 27515-2687, no later than December 8, 1997. The Nominating Committee met one time during 1996.

    In 1996, the Audit Committee was composed of David L. Francis, William J. Kennedy III and H. Joe King, Jr. The Committee recommends to the Board of Directors the independent public accountants to be engaged by the Company, reviews the overall scope of the annual audit proposed by the independent public accountants, reviews internal audit procedures on various aspects of corporate operations and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures. The Audit Committee met twice during 1996.

                            DIRECTORS' COMPENSATION

    Directors who are not employees of the Company receive an annual retainer for Board services of $3,000 and an attendance fee of $750 for each Directors' meeting attended in addition to actual travel expenses related to the meetings. Directors do not receive fees for committee meetings attended unless the committee meeting is held on a day other than the regularly scheduled board meeting date. The fee for such a committee meeting is $250. Directors who are employees of the Company are paid no fees or other remuneration for service on the Board or on any Board committee.

                             EXECUTIVE COMPENSATION

THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The fundamental philosophy of Investors Title Company's compensation program is to provide competitive compensation opportunities for all employees based on the individual's personal performance, experience and contribution to the growth of the Company. In addition, it is the Company's goal to provide compensation opportunities that are comparable to those offered by other businesses in the area, thus allowing the Corporation to attract and retain experienced corporate officers and key employees with outstanding ability and to motivate them to perform to their fullest extent. The Company's compensation package is competitive with other employers' compensation benefits of comparable size in its area of operation.

    In evaluating the performance and establishing the incentive compensation of the Chief Executive Officer and other senior management, the Committee has reviewed management's effectiveness in increasing premiums written over the past three years, and its success in maximizing its sales efforts by expanding operations in other market areas.

    In reviewing management performance and compensation, the Committee also has taken into account management's consistent commitment to the long-term success of the Company through new innovations and intra-Company restructuring.

    Based upon the evaluation of these factors, the Committee believes that the senior management of the Company is dedicated to achieving long-term growth and that the compensation approved by the Committee has contributed to achieving this end.

    Compensation for each of the named executive officers, as well as other senior executives, consists of a base salary, a cash and/or stock bonus, incentive stock options and a contribution under a Simplified Employee Pension Plan. The Committee considers the total compensation of each of the named executive officers and other senior executives in establishing each element of compensation.

    Each year, the President reviews with the Committee the proposed annual salaries, and the Committee recommends any modifications it deems appropriate. Salaries are recommended by the Chief Executive Officer based on industry standards, national surveys, individual contribution and performance. The Committee also fixes the base salary of the Chief Executive Officer based on the same criteria and the Committee's assessment of his past performance and expectations as to future leadership of the Company's business.

    Stock and cash bonuses awarded to the named executive officers and other senior executives are based on their performance throughout the year.

    In determining the Chief Executive Officer's bonus award for 1996, the Committee considered, in addition to the factors discussed above pertaining to expanded markets and innovations, the Company's performance as reflected by the fact that revenues were at their highest since the Company's incorporation, and performance of the Corporation's competitors, as well as more subjective criteria.

    Periodically, the Committee considers the need to issue stock options, which are designed to link the concerns of the executives with those of the stockholders. Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. The Committee believes that past grants have successfully focused the Company's senior management on building profitability and shareholder value. The Chief Executive Officer is eligible to participate in the same executive compensation plans available to other senior executives.

    In establishing the grants of stock options to the named executive officers and other senior executives, the Chief Executive Officer reviewed with the Committee the proposed option awards. Executive officers other than senior executives also participate in the Company's compensation program. The award to the Chief Executive Officer was based, among other things, on a review of competitive compensation data, data from selected peer companies, information on his total compensation and historical information, as well as the Committee's perception of his past and expected future contributions to the Company's achievement of its long-term performance goals.

Submitted by:       James R. Morton      Lillard H. Mount      A. Scott Parker,
Jr.

Dated March 10, 1997

SUMMARY COMPENSATION TABLE

    Shown below is information concerning the annual compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were, at December 31, 1996 (i) the Chief Executive Officer and (ii) the senior executive officers, other than the CEO, who earned more than $100,000 in salary and bonus during 1996 (the "Named Executive Officers").

                                                                           Long Term Compensation
                                                                              Awards             Payouts
                                     Annual Compensation             Restricted    Securities
Name and                                             Other Annual      Stock       Underlying     LTIP       All Other
Principal                     Salary      Bonus      Compensation      Awards       Options/     Payouts    Compensation
Position             Year      ($)         ($)           ($)            ($)         SARs (#)       ($)          ($)
J. Allen Fine        1996    $205,871    $124,405              --            --            --         --      $ 98,529(1)
President            1995     200,850      88,000              --            --         5,000         --        95,475
                     1994     194,225      84,000              --            --        15,000         --        17,692

Carl E. Wallace,     1996      98,521      15,494              --            --            --         --        15,249(2)
Jr.                  1995      96,118      15,625              --            --            --         --        14,759
Vice President       1994      92,978      17,650              --            --         5,000         --        14,911
Secretary

(1) Total represents $15,000 Company contribution to Simplified Employee Pension Plan, along with $3,173 Company-paid life insurance premiums, and $80,356 in payments for accrued but unused vacation time.

(2) Total represents $11,876 Company contribution to Simplified Employee Pension Plan, along with $1,989 Company-paid health insurance premiums, and $1,384 Company-paid life insurance premiums.

    The following table shows stock options exercised by the Named Executive Officers during 1996, including the aggregate value of gains on the date of exercise (the "Value Realized"). In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                               Number of
                                                               Securities          Value of (1)
                                                               Underlying          Unexercised
                                                               Unexercised         In-the-Money
                           Shares                              Options at          Options at
                           Acquired           Value            FY-End (#)          FY-End ($)
                           on                 Realized         Exercisable/        Exercisable/
Name                       Exercise (#)       ($)              Unexercisable       Unexercisable
J. Allen Fine                  4,000          $   22,525            3,000/          $    21,750/
                                                                   13,000               101,250
Carl E. Wallace, Jr.               0                   0            2,000/               14,500/
                                                                    3,000                21,750

(1) The closing price of the Common Stock on December 31, 1996, the last day of 1996 on which the Company's Common Stock traded, was $15.75.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return among the Company's Common Stock, a broad equity market index (the NASDAQ Market Index) and a peer group index for the last five years. The peer group index (selected on the basis of SIC Codes for publicly-traded title insurance companies) consists of Alleghany Corporation, Fidelity National Financial, First American Financial Corporation, Investors Title Company, Lawyers Title Corporation, and Stewart Information Services Corporation.

      (Performance Graph appears here with the following plot points)

                            1992     1993     1994     1995     1996

Investors Title Co.        (Customer to fill in numbers)
NASDAQ Market Index
Peer Group Index

                   ASSUMES $100 INVESTED ON DEC. 31, 1991
                        ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DEC. 31, 1996


                         EXECUTIVE EMPLOYMENT AGREEMENT

    On February 9, 1984, Investors Title Insurance Company entered into an employment agreement with J. Allen Fine, which provides, among other things, for a salary to be fixed by the Board of Directors but in no event to be less than $88,000 per annum. The agreement also provides for a term of five years renewable annually until such time as Mr. Fine reaches age 70.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    For the year ended December 31, 1996, James R. Morton, Lillard H. Mount, and
A. Scott Parker, Jr. served on the Compensation Committee. Mr. Mount, who serves as General Counsel to the Company, is a part-time employee of the Company.

                  OWNERSHIP OF STOCK BY EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

    The following table indicates the persons known to the Company to be the owners of more than five percent (5%) of the Company's Common Stock as of March 28, 1997.

Title of                  Name and Address of                        Amount and Nature                Percent
Class                     Beneficial Owner                           of Beneficial Ownership          of Class
Common                    Markel Corporation                                 245,900(1)                  8.9%
Stock                     4551 Cox Road
                          Glen Allen, Virginia 23060
                          J. Allen Fine                                      229,269(2)                  8.3%
                          112 Carolina Forest
                          Chapel Hill, North Carolina 27516

    (1) Ownership as of December 31, 1996 as reported to the Company on a
        Schedule 13G. According to the Schedule 13G, Markel Gayner Asset Management Corporation, a wholly-owned subsidiary of Markel Corporation, may also be deemed to beneficially own the shares referenced above.

    (2) This includes 7,000 shares of Common Stock that Mr. Fine has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him.

    The table below sets forth the shares of the Company's Common Stock beneficially owned by each director, nominee for director, the Chief Executive Officer and the named most highly compensated executive officers, and by all directors and executive officers as a group.

Title of                  Name of                                    Amount and Nature                Percent
Class                     Beneficial Owner                           of Beneficial Ownership          of Class
Common                    J. Allen Fine                                      229,269(1)                 8.3%
Stock                     Carl E. Wallace, Jr.                                91,252(2)                 3.3
                          A. Scott Parker, Jr.                                81,856                    3.0
                          David L. Francis                                    53,166                    1.9
                          James A. Fine, Jr.                                  44,063(3)                 1.6
                          H. Joe King, Jr.                                    17,776(4)                 *
                          James R. Morton                                     16,250                    *
                          William J. Kennedy III                               2,000                    *
                          Lillard H. Mount                                     1,880                    *
                          Richard W. McEnally                                  1,043                    *
                          Loren B. Harrell, Jr.                                    0                    *
                          All Executive Officers and                         597,080(5)                21.4%
                          Directors as a Group (14 persons)
*Represents less than 1%.

(1) This total includes 7,000 shares of Common Stock that Mr. Fine has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him.

(2) This total includes 3,000 shares of Common Stock that Mr. Wallace has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him. Additionally, this total includes shares beneficially owned as follows:
    3,124 shares as Custodian for John Wallace, son; 1,562 shares as Custodian for William A. Wallace, son; 1,562 shares as Custodian for Brian E. Wallace, son; 2,305 shares as Joint Tenants with Diana Wallace, wife; and 86 shares of Diana Wallace, wife.

(3) This total includes 6,200 shares of Common Stock that Mr. Fine has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him. Additionally, this total includes shares beneficially owned as follows: 76 shares by wife, Leslie A. Fine.

(4) This total includes shares beneficially owned as follows: 700 shares by wife, Patsy T. King.

(5) This total includes 26,525 shares of Common Stock that all officers and directors, as a group, have the right to purchase under presently exercisable stock options granted to the officer or director by the Company, which shares may be deemed to be beneficially owned by them.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based on a review of the reports of changes in beneficial ownership of Company Common Stock and written representations furnished to the Company, the Company believes that its officers, directors and holders of at least 10% of its Common Stock filed on a timely basis the reports required to be filed under
Section 16(a) of the Securities Exchange Act of 1934 during the year ended December 31, 1996. The Company is not aware of any holders of more than 10% of its Common Stock.

                                     ITEM 1

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is composed of nine members divided into three classes with staggered terms of three years for each class.

    James R. Morton and Lillard H. Mount are nominated for re-election to serve for a three-year period or until their respective successors have been elected and qualified. James A. Fine, Jr. has been nominated to serve for a three-year period or until his successor has been elected and qualified. The nominees will be elected if they receive a plurality of the votes cast for their election. Broker nonvotes will not affect the election results if a quorum is present. If any of the nominees should withdraw or otherwise become unavailable for reasons not presently known, shares represented by proxies may be voted for other persons in their place in accordance with the best judgments of the persons named in the Proxy. THE BOARD RECOMMENDS A VOTE "FOR' THE ELECTION OF THE NOMINEES FOR DIRECTORS.

    Information regarding nominees for election as directors and directors continuing in office is set forth below:

                                                                          Served as     Term
                                   Principal                              Director      to
Name                               Occupation (1)                 Age     Since         Expire
BOARD NOMINEES:
James A. Fine, Jr.                 Vice President                 35      --            2000
                                   Investors Title Company
James R. Morton                    President                      59      1985          2000
                                   TransCarolina Corporation
Lillard H. Mount                   General Counsel                83      1977          2000
                                   Investors Title Company
DIRECTORS CONTINUING IN OFFICE:
J. Allen Fine                      Chairman & President           62      1973          1998
                                   Investors Title Company
David L. Francis                   President                      64      1982          1998
                                   Marsh Associates
A. Scott Parker, Jr.               Retired                        88      1983          1998
                                   Private Investments
Loren B. Harrell, Jr.              President                      48      1996          1999
                                   SoftPro Corporation
H. Joe King, Jr.                   President                      64      1983          1999
                                   Home Federal Savings
                                   & Loan Association
William J. Kennedy III             Retired                        74      1987          1999
                                   Private Investments

(1) All nominees and directors have held these positions for at least five years, unless otherwise specifically noted below.

BIOGRAPHICAL INFORMATION

Additional information regarding nominees for election as director and directors continuing in office is set forth below.

BOARD NOMINEES:

James A. Fine, Jr. is Vice President of Investors Title Company, Executive Vice President and Chief Financial Officer of Investors Title Insurance Company and Northeast Investors Title Insurance Company, and President of Investors Title Exchange Corporation and South Carolina Document Preparation Company. Additionally, Mr. Fine serves as Chairman of the Board of South Carolina Document Preparation Company. Mr. Fine is the son of J. Allen Fine, President and Chairman of the Board of the Company, and brother of W. Morris Fine, Vice President and Treasurer of the Company.

James R. Morton was president of J.R. Morton Associates from 1968 until he retired in 1988. He is currently President of TransCarolina Corporation.

Lillard H. Mount has served as General Counsel to Investors Title Company and its subsidiaries since their incorporation, and as a Director of Investors Title Company since 1977.

DIRECTORS CONTINUING IN OFFICE:

J. Allen Fine was the principal organizer of Investors Title Insurance Company and has been Chairman of the Board of that Company, Investors Title Company, and Northeast Investors Title Company since their incorporation. Mr. Fine served as President of Investors Title Insurance Company until February, 1997 when he was named Chief Executive Officer. Additionally, Mr. Fine serves as President of Investors Title Company and President and Chief Executive Officer of Northeast Investors Title Insurance Company. Mr. Fine also serves as Chairman of the Board of Investors Title Exchange Corporation. Mr. Fine is the father of James A. Fine, Jr., Vice President of the Company and nominee for the Board of Directors of the Company, and W. Morris Fine, Vice President and Treasurer of the Company.

David L. Francis is President of Marsh Associates Inc., a mortgage banking and property management company, and has held this position since 1963. He serves on the Charlotte, North Carolina City Board of Directors of First Union National Bank, a publicly-held company, and First Landmark Company, a Charlotte real estate and property management firm.

A. Scott Parker, Jr. was President of Perpetual Savings & Loan Association until he retired in 1979.

Loren B. Harrell, Jr. organized SoftPro Corporation in 1984 and has been President of that company since its inception. SoftPro specializes in the research and development of software utilized by law firms, title companies and lending institutions as well as small businesses and estate administrators.

H. Joe King, Jr. is President and Chairman of the Board of Home Federal Savings & Loan Association in Charlotte, North Carolina and its parent company, HFNC Financial Corporation, a public company. He has been employed by that Company since 1962. He serves on the Board of Savers Life Insurance Company, a publicly-held company.

William J. Kennedy III retired as President and Chief Executive Officer of North Carolina Mutual Life Insurance Company in 1990, where he had been employed since 1950.

                                     ITEM 2

                   PROPOSAL TO APPROVE THE 1997 STOCK OPTION

                           AND RESTRICTED STOCK PLAN

    On March 10, 1997, the Board of Directors of the Company adopted, subject to shareholder approval, the 1997 Stock Option and Restricted Stock Plan (the "Plan"). The Plan is intended to induce those persons who are in a position to contribute materially to the success of the Company to remain with the Company, to offer them rewards in recognition of their contributions to the Company's progress and to offer them incentives to continue to promote its best interests. Under the Plan, the Company may grant incentive stock options, nonqualified stock options or restricted stock awards. For purposes of the Plan, the term "Company" includes Investors Title Company and its subsidiaries.

DESCRIPTION OF THE PLAN

    GENERAL. The Plan provides that up to 250,000 shares of the Company's common stock, no par value (the "Common Stock"), will be available for the grant of incentive stock options, nonqualified stock options and restricted stock awards. The total number of shares that may be issued to any one participant pursuant to options granted under the Plan may not exceed an aggregate of 50,000 shares of Common Stock. The Plan has a ten year term and, unless sooner terminated as provided in the Plan, will terminate on March 9, 2007.

    The number and class of shares available under the Plan and the purchase price per share will be adjusted appropriately in the event of stock splits and combinations, share dividends and similar changes in the capitalization of the Company.

    The Plan will be administered by a compensation committee (the "Committee") appointed by the Board of Directors of the Company. The Committee will be comprised of at least two members of the Board of Directors, none of whom shall be a current employee of the Company, a former employee of the Company that receives compensation for prior services rendered during the taxable year, an individual receiving direct or indirect remuneration from the Company, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations promulgated thereunder, in any capacity other than as a director, or a former or current officer of the Company.

    Awards may be granted under the Plan only to key employees (including statutory employees within the meaning of Section 3121(d)(3) of the Code), officers or directors of the Company. The Committee will determine those persons who will receive incentive stock options, nonqualified stock options and restricted stock awards under the Plan.

    The Plan provides that the Board of Directors may terminate, amend or revise the terms of the Plan at any time, except that no amendment or revision shall
(i) increase the maximum aggregate number of shares subject to the Plan, except as permitted by the Plan in order to make appropriate adjustments for stock splits, share dividends or similar changes in the Common Stock; (ii) change the minimum purchase price for shares subject to options granted under the Plan;
(iii) extend the maximum duration of ten years established under the Plan for any option or for a restricted stock award; or (iv) permit the granting of an option or a restricted stock award to anyone other than eligible recipients under the terms of the Plan.

    The Plan provides that restricted stock awarded under the Plan may not be transferred in any manner prior to lapse of the restrictions and conditions imposed on such stock at the time of the award. Incentive stock options and nonqualified stock options granted under the Plan that have not been exercised may not be transferred except by will or the applicable laws of descent and distribution.

    With respect to nonqualified stock options or restricted stock awards, the Committee is authorized under the terms of the Plan, in its discretion, to make loans or payments to optionees or restricted stock award recipients for the purpose of assisting such persons with payment of personal income taxes incurred upon exercise of nonqualified stock options or the lapse of restrictions to which restricted stock is subject. (See "Federal Income Tax Consequences" below.)

    If the Company becomes a party to any merger or consolidation in which it is not the surviving entity or pursuant to which the shareholders of the Company exchange their Common Stock, or if the Company dissolves or liquidates or sells all or substantially all of its assets, all incentive stock options and nonqualified stock options outstanding under the Plan will, unless otherwise provided in the applicable option agreement, terminate on the effective date of such merger, consolidation, dissolution, liquidation or sale. However, prior to such effective date, the Committee may, in its discretion, make any or all outstanding options immediately exercisable, and may, with respect to Options that are terminated, (i) authorize a payment to any optionee that approximates the economic benefit that he would realize if his option were exercised immediately before such effective date, (ii) authorize a payment in such other amount as it deems appropriate to compensate any optionee for the termination of his Option, or (iii) arrange for the granting of a substitute Option to any optionee. The Committee also may, in its discretion, cause any or all restricted stock awards that are still subject to any restrictions and conditions to become immediately vested in full on the effective date of any such transaction, unless otherwise provided in the applicable agreement evidencing such restricted stock award.

    Any shares of Common Stock that are subject to incentive stock options or nonqualified stock options granted under the Plan and that are not issued, and any shares of Common Stock that are issued pursuant to restricted stock awards under the Plan and that are subsequently forfeited, may again be the subject of grants or awards under the Plan.

    NONQUALIFIED STOCK OPTIONS. The Plan permits the granting of nonqualified stock options to such key employees (including statutory employees within the meaning of Section 3121(d)(3) of the Code), officers or directors of the Company as the Committee shall select from time to time in its discretion.

    The price of shares subject to nonqualified stock options granted under the Plan will be determined by the Committee at the time of grant of the option, but may not be less than 100% of the fair market value of the Common Stock at the time of the grant. The Committee will determine at the time of grant the dates on which nonqualified stock options will become exercisable and may accelerate the scheduled exercise date of an option if deemed appropriate. No nonqualified stock option may expire later than ten years from the date of grant.

    Unexercised nonqualified stock options will terminate if an optionee ceases to be employed by the Company, or any parent or subsidiary corporation, for any reason other than death or disability, except that the applicable stock option agreement may allow such option to be exercised within a period not to exceed three months after the date of termination of employment. In the event an optionee becomes disabled, a nonqualified stock option may be exercised at any time within three months after the date of termination of employment due to disability unless a longer or shorter period is provided in the applicable option agreement. If an optionee dies while employed by the Company, or any parent or any subsidiary corporation, his nonqualified stock options shall expire one year after the date of death, unless a longer or shorter period of exercise has been specifically provided in the applicable stock option agreement.

    INCENTIVE STOCK OPTIONS. The Plan permits the granting of incentive stock options ("ISOs") only to key employees of the Company who qualify for the grant of an ISO under Section 422 of the Code.

    The terms and conditions described above for nonqualified stock options also apply to ISOs granted under the Plan. The following additional terms and conditions will also be applicable with respect to ISOs: (i) no ISO may be granted to a person who owns, at the time of grant, stock representing more than 10% of the total voting power of all classes of stock of the Company unless the option price for the shares subject to such ISO is at least 110% of the fair market value on the date of grant and such ISO award is exercisable only within five years after its date of grant; (ii) the total fair market value of shares subject to ISOs which are exercisable for the first time by an optionee in a given calendar year may not exceed $100,000, valued as of the date of the ISO's grant; and (iii) ISOs may not be granted more than ten years after the date of adoption of the Plan by the Board.

    RESTRICTED STOCK. Restricted stock may be issued under the terms of the Plan to eligible recipients who are selected from time to time by the Committee. Such restricted stock will be subject to such restrictions and conditions as may be determined by the Committee at the time of the award. These restrictions and conditions may include (but are not required to include) restrictions on transfer of the awarded shares of Common Stock, vesting conditions based on continued employment with the Company for a specified period of time following the award or satisfaction of individual or corporate performance criteria, or satisfaction of other vesting standards. The lapse of restrictions and conditions with respect to restricted stock may be accelerated at any time by the Board of Directors or the Committee in its discretion.

    Certificates evidencing shares of restricted stock will be held by the Company and may not be sold or otherwise transferred by a restricted stock award recipient until the restrictions imposed on the stock have lapsed. Notwithstanding such restrictions, however, the award recipient will have other rights associated with ownership of such restricted stock, including the right to vote such shares and to receive dividends paid thereon. Restricted stock will be forfeited if an award recipient dies or terminates his employment with the Company, or any parent or subsidiary corporation, prior to lapse of the restrictions on the shares, unless otherwise provided in the applicable restricted stock agreement.

    Restrictions and conditions imposed on shares of restricted stock shall lapse, in whole or in part, as provided in the applicable agreement evidencing the restricted stock award, but must lapse, if at all, not later than ten years from the date of the award.

FEDERAL INCOME TAX CONSEQUENCES

    INCENTIVE STOCK OPTIONS. ISOs granted under the Plan are intended to qualify as "incentive stock options" under Section 422 of the Code. The grant of an ISO generally does not result in taxable income to the optionee at the time of grant of the option or at the time of exercise. However, for any year in which Common Stock is purchased upon exercise of an ISO, the difference between the fair market value of the Common Stock at the time of exercise and its cost to the optionee will be an item of adjustment for purposes of computation of the optionee's alternative minimum taxable income under Section 55 of the Code. If the optionee exercises the ISO and then sells the Common Stock purchased under the option at a gain, the excess of the sales price of the Common Stock over its cost to the optionee will be taxable as a long-term capital gain if the sale is made more than two years from the granting of the option and more than one year from the transfer of the stock to the optionee. If the sale is made within two years after the granting of the ISO or within one year after the Common Stock is transferred to the optionee and if sales proceeds exceed the fair market value of the Common Stock on the date of exercise, the optionee generally will recognize ordinary income equal to the fair market value of the Common Stock on the date of exercise less the option price, and capital gain (long-term or short-term as the case may be), equal to the amount realized in excess of the fair market value of the Common Stock on the date of exercise. No tax deduction generally will be available to the Company as a result of the granting of ISOs, the exercise of such options, or the sale by optionees of the Common Stock purchased. However, the Company will be entitled to a deduction in an amount equal to the ordinary income, if any, recognized by an optionee on the sale of Common Stock purchased pursuant to the exercise of an ISO.

    NONQUALIFIED STOCK OPTIONS. Nonqualified stock options granted under the Plan are not intended to qualify as ISOs under the Code. The grant of a nonqualified stock option will not result in taxable income to the optionee or a deduction to the Company. On the date any such option is exercised, an optionee generally will be deemed to recognize ordinary income equal to the amount by which the fair market value of the Common Stock on the exercise date exceeds the option price, and the Company will generally receive a deduction in the same amount.

    RESTRICTED STOCK. In general, there will be no federal income tax consequences to either the Company or to the recipient of a restricted stock award upon the grant of restricted stock until the restrictions lapse and the restricted stock becomes nonforfeitable. At that time, the award recipient will recognize taxable income equal to the then fair market value of the Common Stock and the Company will generally receive a corresponding deduction. However, restricted stock award recipients may elect, within thirty days after the date of grant of a restricted stock award, to recognize ordinary income equal to the fair market value of the restricted stock on the date of grant and the Company will be entitled to a corresponding deduction at that time.

    Any discussion herein pertaining to a deduction for the Company is qualified by application of Section 162(m) of the Code and the regulations thereunder.
Section 162(m) limits to $1,000,000 per year the allowable deduction for compensation paid to or accrued by the chief executive officer and the four most highly compensated officers (other than the chief executive officer), except that such limit does not include "performance-based compensation," as that term is defined therein. If the Plan is approved by shareholders in the manner prescribed by applicable regulations, compensation realized upon the exercise of options will be "performance-based" if the exercise price is at least equal to the fair market value of the underlying stock on the date of grant. The Plan is intended to meet the provisions of Section 162(m) such that any deductions realized from stock option transactions thereunder will not be limited. Compensation derived from restricted stock awards granted under the Plan may be deemed "performance-based" if they are designated as such by the Committee and if the grant thereof is subject to the attainment of certain performance goals that qualify under the Section 162(m) regulations. Compensation derived from restricted stock awards that are not "performance-based" will not be deductible by the Company beyond the prescribed $1,000,000 limit.

PLAN BENEFITS

    Because the Plan is a discretionary plan, it is not possible to determine what Awards the Committee will grant thereunder. See the Section above entitled "Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values" for a listing of the outstanding options held by the Named Executive Officers.

VOTE REQUIRED

    Section 422 of the Code provides that the Plan must be approved by the shareholders of the Company in order for incentive stock options granted under the Plan to receive the favorable tax treatment discussed above. Approval of the Plan will require a majority of the votes cast at a meeting at which a majority of the shares of the Company's Common Stock are present in person or by proxy and entitled to vote.

    THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 1997 STOCK OPTION AND RESTRICTED STOCK PLAN.

                                     ITEM 3

              PROPOSAL TO RATIFY SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected the firm of Deloitte & Touche LLP, Certified Public Accountants, to audit the books and accounts of the Company for the year ending December 31, 1997. The selection of this firm is being submitted for ratification at the Annual Meeting. Deloitte & Touche LLP has acted in this capacity since the incorporation of the Company. It is not anticipated that the firm will be represented at the Annual Meeting.

    The submission of this matter to the shareholders at the Annual Meeting is not required by law nor by the Bylaws of the Company. The Board of Directors is, nevertheless, submitting it to the shareholders to ascertain their views.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the 1998 Annual Meeting of the Company must be received by the Company no later than December 8, 1997 for inclusion in the Company's Proxy Statement relating to such meeting, subject to the rules and regulations of the Federal securities laws.

                    OTHER MATTERS TO COME BEFORE THE MEETING

    Management does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

                              GENERAL INFORMATION

    A copy of the Company's 1996 Annual Report and Form 10-K filed with the Commission, excluding exhibits, can be obtained without charge by writing to the Assistant Secretary of the Company, 121 North Columbia Street, Chapel Hill, North Carolina 27514.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            (Signature of L. Dawn Martin
                                            appears here)

                                            L. Dawn Martin
                                            Vice President and Assistant
                                            Secretary

April 7, 1997

                  (Investors Title Company logo appears here)